                                                 Registration No._________


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                       --------------------------------


                          Boston Life Sciences, Inc.
                          --------------------------
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


             Delaware                                  87-0277826
          ------------                                 ----------
(STATE OR OTHER JURISDICTION OF INCORPORATION      (I.R.S. EMPLOYER
        OR ORGANIZATION)                           IDENTIFICATION NO.)

   31 Newbury Street, Suite 300
       Boston, Massachusetts                             02116
   ----------------------------                       ------------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)               (ZIP CODE)

                          Boston Life Sciences, Inc.
                      Amended and Restated Omnibus Stock
                                  Option Plan
                        ------------------------------
                           (FULL TITLE OF THE PLAN)

                               S. David Hillson
                     President and Chief Executive Officer
                          Boston Life Sciences, Inc.
                         31 Newbury Street, Suite 300
                          Boston, Massachusetts 02116
                   -----------------------------------------
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (617)425-0200
                      ----------------------------------
         (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                with copies to:

                           Raymond D. Agran, Esquire
                    Ballard Spahr Andrews & Ingersoll, LLP
                        1735 Market Street, 51st Floor
                    Philadelphia, Pennsylvania  19103-7599
                                (215) 665-8500

                        CALCULATION OF REGISTRATION FEE
                        -------------------------------

===================================================================================================================
Title of                                Proposed Maximum           Proposed Maximum
Securities to be    Amount to be       Offering Price Per         Aggregate Offering            Amount of
Registered(1)        Registered             Share(2)                   Price(2)              Registration Fee
-------------------------------------------------------------------------------------------------------------------
Common Stock, par
 value $.01  per         300,000              (2)                     $1,236,720.50               $344
 share                    shares
===================================================================================================================

(1) Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of Common Stock which may become issuable under the Amended and Restated Omnibus Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee. In accordance with Rules 457(c) and (h), the price shown is based upon (i) 292,750 shares offered pursuant to options outstanding exercisable at the following prices: 243,000 shares at $4.47 per share, and 49,750 shares at $2.16 per share; and (ii) 7,250 shares reserved for issuance upon exercise of options to be granted in the future, the proposed offering price of which has been determined based upon the average of the high and low prices reported for the Common Stock on the Nasdaq SmallCap Market on June 3, 1999, $5.938.

PART  I - INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


          The documents containing the information required to be included in
Part I of this Registration Statement will be given or sent to all persons who participate in the Boston Life Sciences, Inc. Amended and Restated Omnibus Stock Option Plan (the "Plan"), as specified by Rule 428.


               PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.
         ------------------------------------------------

The following documents or portions of documents filed by the Company (File No. 0-06533) with the Commission are incorporated hereby by reference:

     (i) Annual Report on Form 10-K, as amended by the Form 10-K/A, for the fiscal year ended December 31, 1998.

    (ii)  Quarterly Report on Form 10-Q for the period ended March 31, 1999.

   (iii) Current Reports on Form 8-K filed January 28, 1999, February 10, 1999, February 19, 1999 and March 23, 1999.

    (iv) The description of certain of the Company's Warrants to purchase common stock and certain preferred stock purchase rights related to the Company's Stockholder Rights Plan which are contained in the Company's Registration Statements on Form 8-A filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such descriptions.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such reports or documents. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

ITEM 4.   DESCRIPTION OF SECURITIES.
          -------------------------

GENERAL

          Boston Life Sciences is authorized to issue 25,000,000 shares of Common stock and 1,000,000 shares of preferred stock, each with a par value $.0l per share. Under its certificate of incorporation, its Board of Directors is authorized, without stockholder approval, to issue such preferred stock into series with such voting rights, designations, preferences, limitations and special rights as may be designated by the Board of Directors from time to time.

          Shares of our common stock are being registered under this registration statement. The following is a summary description of our outstanding common stock and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which are exhibits to or incorporated by reference in the registration statement of which this prospectus is a part.

COMMON STOCK

          Subject to the rights and preferences of our preferred stock, holders of shares of the common stock are entitled to receive dividends, as and to the extent dividends may be declared by our Board of Directors, out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Boston Life Sciences, holders of shares of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and preferences to holders of preferred stock. Holders of shares of common stock are entitled to one vote per share on all matters on which stockholders are entitled to vote. The holders of a majority of the outstanding shares of common stock entitled to vote constitutes a quorum for taking action by the stockholders. Except for matters where a higher vote is required by law, the affirmative vote of the holders of shares of common stock present or represented and entitled to vote is required to take any such action. Holders of shares of the common stock have no preemptive, conversion or other subscription rights. There are no redemption, sinking fund or call provisions applicable to the common stock.

          The holders of the common stock have rights under a stockholder rights plan which has been adopted by the Board of Directors. Under the rights plan, the holders of common stock received one right (the "right") to purchase a fractional share of a new class of preferred stock for each share of common stock owned by such holder. If a person or a group acquires fifteen percent or more of the outstanding shares of the common stock, the rights may separate from the shares of common stock and become exercisable. Once the rights are exercised, the rights plan may allow holders of the rights to purchase common stock (other than the person or group acquiring fifteen percent of the common stock) at a substantial discount. The rights will expire in September 2001 unless exercised by the holders or redeemed or exchanged by us. The rights plan could make it more difficult, and therefore discourage attempts, to acquire control of Boston Life Sciences. This description of the rights plan is qualified by reference to the registration statement on Form 8-A relating to the rights plan, which is incorporated herein by reference and made a part hereof.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.
          --------------------------------------

               Not applicable.


ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          -----------------------------------------

          The Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") which eliminate or limit the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances. Furthermore, under Section 145 of the DGCL, the Company shall indemnify each of its directors and officers against expenses (including reasonable costs, disbursements, and counsel fees) in connection with any proceeding involving such person by reason of having been an officer or director of the Company. The DGCL authorizes the Company to grant indemnities to directors and officers in terms sufficiently broad to permit indemnification of such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. In addition, the Company has obtained Directors' and Officers' Liability Insurance, which insures its officers and directors against certain liabilities such persons may incur in their capacities as officers or directors of the Company.

          Article 6 of the Company's Amended and Restated Certificate of Incorporation provides as follows:

          SIXTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     Article VI of the Company's Amended and Restated By-Laws provides in relevant part as follows:

          SECTION 1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalents, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          SECTION 2. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.
          -----------------------------------

               Not applicable.


ITEM 8.   EXHIBITS.
          --------

Exhibit
Sequential
Number           Description
----------       -----------

4 Specimen copy of Stock Certificate for shares of Common Stock of the Registrant (filed as an exhibit to the Company's Registration Statement on Form S-3 filed with the Security and Exchange Commission, Registration Number 33-25955)

5                Opinion of Ballard Spahr Andrews & Ingersoll, LLP

23.1 Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in its opinion filed as Exhibit 5 hereto).

23.2             Consent of PricewaterhouseCoopers LLP.

24               Power of Attorney (included on signature page).

99               Boston Life Sciences, Inc. Amended and Restated Omnibus Stock
                 Option Plan

ITEM 9.  UNDERTAKINGS.
         ------------

The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the
--------  -------
registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.   Filings Incorporating Subsequent Exchange Act Documents by Reference

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Request for Acceleration of Effective Date or Filing of Registration Statement or Form S-8

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on June 4, 1999.

                                    BOSTON LIFE SCIENCES, INC.

                                    By: /s/ S. David Hillson
                                        _____________________
                                         S. David Hillson
                                         President and Chief Executive Officer

     We, the undersigned directors and officers of Boston Life Sciences, Inc., do hereby constitute and appoint each of S. David Hillson and Joseph P. Hernon, each with full power of substitution, our true and lawful attorney-in-fact and agent to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things either of them may deem necessary or advisable to enable Boston Life Sciences, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any or all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

             Signature                              Title                      Date
------------------------------------  ----------------------------------  --------------

/s/ S. David Hillson                  President and Chief Executive       June 4, 1999
------------------------------------  Officer and Director (Principal
S. David Hillson                      Executive Officer)


/s/ Joseph P. Hernon                  Executive Vice President,           June 4, 1999
------------------------------------  Chief Financial Officer and
Joseph P. Hernon                      Secretary (Principal Financial
                                      Officer and Principal Accounting
                                      Officer)

/s/ Colin B. Bier                     Director                            June 4, 1999
------------------------------------
Colin B. Bier, Ph.D.


/s/ Edson D. de Castro                Director and Chairman               June 4, 1999
------------------------------------
Edson D. de Castro


/s/ Adrian M. Gerber                  Director                            June 4, 1999
------------------------------------
Adrian M. Gerber


/s/ Marc E. Lanser                    Director, Executive Vice President  June 4, 1999
------------------------------------  and Chief Scientific Officer
Marc E. Lanser, M.D.


/s/ Ira W. Lieberman                  Director                            June 4, 1999
------------------------------------
Ira W. Lieberman, Ph.D.


/s/ E. Christopher Palmer             Director                            June 4, 1999
------------------------------------
E. Christopher Palmer, CPA

                                 EXHIBIT INDEX



 Number          Exhibit
 ------          -------


    4 Specimen copy of Stock Certificate for shares of Common Stock of the Registrant (filed as an exhibit to the Company's Registration Statement on Form S-3 filed with the Security and Exchange Commission, Registration Number 33-25955)

    5    Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

    23.1 Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in its opinion filed as Exhibit 5 hereto).

    23.2 Consent of PricewaterhouseCoopers LLP.

    24   Power of Attorney (included on signature page).

    99   Boston Life Sciences, Inc. Amended and Restated Omnibus Stock Option
         Plan.